UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): December 4, 2008

NORANDA ALUMINUM HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-148977	20-8908550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.          Costs Associated with Exit or Disposal Activities

On December 4, 2008, Noranda Aluminum Holding Corporation announced a company-wide workforce and business process restructuring that will reduce Noranda’s operating costs, conserve liquidity and improve operating efficiencies.  This restructuring is expected to generate cash cost savings and operating efficiencies through the work force reduction of approximately $23 million annually.

The work force restructuring plan involves a total staff reduction of approximately 338 employees and contract workers. The reduction in the employee work force includes 228 affected employees in our upstream business. These reductions will occur during the fourth quarter of 2008 and the first quarter of 2009. The reductions at our downstream facilities in Huntingdon, Tenn., Salisbury, N.C., and Newport, Ark. include 96 affected employees. These reductions will be substantially completed during the fourth quarter of 2008.

It is estimated that these actions will result in one-time pre-tax charges to be recorded in the fourth quarter of 2008 of approximately $7 million to $12 million, primarily due to one-time termination benefits. Substantially all of these charges will result in cash expenditures.

A copy of the press release related to the announced restructuring is filed with this Form 8-K as Exhibit 99.1.

Item 9.01.          Financial Statements and Exhibits

Exhibit
Number	Description
99.1	Press release dated December 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM
HOLDING CORPORATION

Date:	December 4, 2008	By:	/s/ Kyle D. Lorentzen
Kyle D. Lorentzen
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated December 4, 2008